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Exhibit 10.1

ASSET PURCHASE AGREEMENT Made as of August 25, 2006 Between MAGNA INTERNATIONAL INC. as the "Purchaser" and MEC HOLDINGS (CANADA) INC. as the "Vendor"

TABLE OF CONTENTS

Article 1
INTERPRETATION	1
1.1 Definitions	1
1.2 Gender and Number	6
1.3 Entire Agreement	6
1.4 Article and Section Headings	7
1.5 Waiver, Amendment	7
1.6 Schedules	7
1.7 Applicable Law	7
1.8 Currency	7
1.9 Accounting Terms	7
1.10 Statutory Instruments	8
1.11 Best Knowledge	8
Article 2
PURCHASE AND SALE OF PURCHASED ASSETS	8
2.1 Purchase and Sale of Purchased Assets	8
2.2 Excluded Assets	8
2.3 Assumed Liabilities	8
Article 3
TRANSFER AND SALE OF ASSETS	8
3.1 Purchase Price	8
3.2 Working Capital Valuation	8
3.3 Purchase Price Set-Off; Amount of Payment on Closing	9
Article 4
NON-ASSIGNABLE CONTRACTS	9
4.1 Non-Assignable Contracts	9
Article 5
REPRESENTATIONS AND WARRANTIES	10
5.1 Representations and Warranties of the Vendor	10
5.2 Representations and Warranties of the Purchaser	18
5.3 Commission	18
5.4 Non-Waiver	18
Article 6
CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES	19
6.1 Allocation of Purchase Price and Tax Returns	19
6.2 Transfer Taxes	19
6.3 GST and Accounts Receivable	19
6.4 Employees	19
6.5 Limited Access for Vendor	20
6.6 Operation of the Magna Golf Club	21
6.7 Delivery of Books and Records	21
6.8 Actions to Satisfy Closing Conditions	21
6.9 Bulk Sales Act	21
Article 7
NATURE AND SURVIVAL OF REPRESENTATIONS & WARRANTIES	21
7.1 Survival and Remedies	21
7.2 Indemnification	22
7.3 Sole Remedy	24
Article 8
CONDITIONS PRECEDENT TO THE PERFORMANCE BY VENDOR AND PURCHASER OF THEIR OBLIGATIONS UNDER THIS AGREEMENT	24
8.1 Vendor's Conditions	24
8.2 Purchaser's Conditions	25
8.3 Failure to Satisfy Conditions	27
8.4 Destruction or Expropriation — Purchased Assets	28

i

Article 9
CLOSING ARRANGEMENTS	28
9.1 Time and Place of Closing	28
9.2 Closing Arrangements	28
9.3 Tender	28
Article 10
NOTICES	28
Article 11
GENERAL	29
11.1 Expenses	29
11.2 Time	30
11.3 Assignment/Successors and Assigns	30
11.4 Further Assurances	30
11.5 Land Transfer Tax Deferral	30
11.6 Public Notices	30
11.7 Counterparts	31

ii

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made the 25th day of August, 2006,
B E T W E E N:

Magna International Inc., a corporation incorporated pursuant to the laws of Ontario (the "Purchaser")

— and —

MEC Holdings (Canada) Inc., a corporation incorporated pursuant to the laws of Ontario (the "Vendor")

RECITALS:

A.            The Vendor carries on a golf course business located at 14780 Leslie Street, Aurora, Ontario, which is operated under the name "Magna Golf Club"; and

B.            The Purchaser has agreed to purchase, and the Vendor has agreed to sell, the Vendor's assets as used in such golf course business, and each has agreed to enter into this agreement to provide for the terms and conditions upon which the purchase and sale will be effected;

NOW THEREFORE, for value received, the Parties agree:

ARTICLE 1

INTERPRETATION

1.1           Definitions

Whenever used in this Agreement, the words and terms listed below shall have the following meanings:

1.1.1
"Access Persons" has the meaning attributed to that term in Section 6.5;

1.1.2
"Accounts Payable" means all amounts in connection with the Business due and owing to traders, suppliers and other Persons in the ordinary course of business as of the Closing Time;

1.1.3
"Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the books and records of the Vendor, and any other amount due to the Vendor in connection with the Business, including any refunds (other than refundable income taxes of the Vendor) and rebates receivable in connection with the Business or the Purchased Assets, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor in connection with the Business and Purchased Assets;

1.1.4
"Accrued Liabilities" means all accrued liabilities of the Business in the ordinary course of business;

1.1.5
"Agreement" means this Asset Purchase Agreement and all instruments supplemental to, or in amendment or confirmation of, this Asset Purchase Agreement, and all references to this Agreement shall include the attached Schedules. References to "Article", "Section", "Subsection", "Paragraph" or "Schedule" mean the specified article, section, subsection, or paragraph of this Asset Purchase Agreement;

1.1.6
"Assumed Liabilities" has the meaning attributed to that term in Section 2.3;

1.1.7
"Balance Sheet" means the interim unaudited balance sheet of the Business as at July 31, 2006, forming part of the Financial Statements;

1.1.8
"Bank Austria Agreements" means the loan agreement between the Vendor and Bank Austria Creditanstalt AG dated April 5, 2005 and an offer for purchase of receivables between the Vendor and Magna International Inc. dated February 17, 2005;

1.1.9
"Benefit Plans" has the meaning attributed to that term in Section 5.1.30;

1.1.10
"Buildings" means the buildings, structures, improvements, parking lots, roadways, fixed machinery, fixed equipment, and all appurtenances and other fixtures on or forming part of the Real Property;

1.1.11
"Business" means the Vendor's golf course business, operated under the name "Magna Golf Club" from the Real Property;

1.1.12
"Business Day" means any day on which the principal chartered banks located in the City of Toronto are open for business during normal banking hours;

1.1.13
"Closing" means the completion of the sale to, and the purchase by, the Purchaser of the Purchased Assets under this Agreement by the transfer and delivery of documents of title to the Purchased Assets, and the payment of the Purchase Price;

1.1.14
"Closing Date" means the 25th day of August, 2006, or any other date that the Parties may agree in writing is the date when the Closing shall take place;

1.1.15
"Closing Date Representations" has the meaning attributed to that term at Section 7.1;

1.1.16
"Closing Documents" means the documents referred to in Sections 8.1 and 8.2;

1.1.17
"Closing Time" means the close of business in Toronto on the Closing Date, or any other time on the Closing Date that the Parties may agree in writing as the time that the Closing shall take place;

1.1.18
"EAP Activity Report" shall have the meaning attributed to that term in Section 5.1.32(f);

1.1.19
"Contracts" means all contracts, agreements, commitments and entitlements of the Vendor Related to the Business, other than those related to the Excluded Assets (and, for greater certainty, not including Equipment Leases) whether with suppliers, customers or otherwise, and including all unfilled orders from customers, all forward commitments for supplies or materials, all orders for new machinery and equipment as yet undelivered, all equipment and construction guarantees and warranties, all licences for Intellectual Property, all rights under membership applications and agreements and negative covenants with Vendor Employees;

1.1.20
"Environmental Requirements" means all applicable laws, statutes, ordinances, rules, regulations, policies, guidelines, orders, decisions, directives or directions having the force of law, including specific Licences, relating to environmental or related occupational health and safety matters, or the transportation of dangerous goods and waste, as in force at the Closing Time;

1.1.21
"Equipment Leases" means all equipment leases, conditional sales contracts, capital leases, title retention agreements and other similar agreements between the Vendor and third Persons relating to equipment used by the Vendor and Related to the Business, as set forth in Schedule 1.1.21;

1.1.22
"Excluded Assets" means:

(a)
all cash, bank balances, moneys in possession of banks and other depositories, term or time deposits, letters of credit and similar cash items of, owned or held by, or for the account of, the Business;

(b)
the corporate, financial, taxation and other records of the Vendor not Related to the Business or the Purchased Assets;

(c)
all extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor, including those not Related to the Business;

(d)
all deferred income taxes and income taxes recoverable;

(e)
the Magna Art Collection;

(f)
all computer hardware and software and management information systems that is not Related to the Business; and

(g)
all other assets of the Vendor not Related to the Business;

1.1.23
"Excluded Liabilities" means

(a)
all liabilities and obligations of the Vendor pursuant to or in connection with the Bank Austria Agreements;

(b)
all liabilities and obligations owed by the Vendor to Magna Entertainment Corp. and its affiliates and associates;

(c)
any Loss relating to the Business or the Purchased Assets accruing up to and including the Closing Date, including without limitation, any amounts which may become payable if the Town of Aurora is successful in the Property Tax Appeal;

(d)
except as specifically contemplated by this Agreement, all income and other taxes;

(e)
all liabilities and obligations relating to the Excluded Assets; and

(f)
all other liabilities and obligations of the Vendor not Related to the Business;

1.1.24
"Financial Statements" means the interim unaudited financial statements of the Business for the fiscal period ended July 31, 2006, a copy of which is attached as Schedule 1.1.24;

1.1.25
"Fixed Assets" means all moveable assets, machines, machinery, equipment, trucks, rolling stock, furniture, furnishings, vehicles, computer hardware and software, tools and other tangible property and facilities owned by the Vendor and used in the Business;

1.1.26
"GAAP" has the meaning attributed to that term in Section 1.9;

1.1.27
"Governmental Authority" means any government, regulatory authority, governmental department, agency, statutory or public authority, commission, board, tribunal, crown corporation or court, or other entity which has or purports to have, authority to make rules or regulations with the force of law on behalf of Canada, or any province, municipality or other subdivision of Canada;

1.1.28
"GST" means the Goods and Services Tax payable under the Excise Tax Act (Canada);

1.1.29
"Hazardous Materials" means any hazardous material or hazardous substance that is controlled or regulated by any Governmental Authority pursuant to Environmental Requirements;

1.1.30
"Intellectual Property" means all patents and inventions, trade-marks, all trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, and other industrial property (including applications for any of these and renewals, divisions, extensions and reissues, where applicable, relating thereto) Related to the Business;

1.1.31
"Internal Environmental Audit" has the meaning attributed to that term in Section 5.1.32(e);

1.1.32
"Inventories" means all inventories of every kind and nature owned by the Vendor and pertaining to the Business;

1.1.33
"Letters of Credit" has the meaning attributed to that term in Section 5.1.11(b);

1.1.34
"Licences" means all licences, registrations, quotas, qualifications, permits, authorizations, consents, and approvals issued by any Governmental Authority, together with all applications for such licences or permits;

1.1.35
"Loss" has the meaning attributed to that term in Section 7.2.1;

1.1.36
"Magna Art Collection" means the pieces of art, artwork and other decorative items owned by the Purchaser, which have been loaned by it to the Vendor for display in connection with the Business, as listed on Schedule 1.1.36;

1.1.37
"MEC" has the meaning attributed to that term in Section 6.5;

1.1.38
"MEC Access Fee" has the meaning attributed to that term in Section 6.5;

1.1.39
"MEC Art Collection" means all of the art and artwork owned by the Vendor in connection with the Business, as listed on Schedule 1.1.39;

1.1.40
"MID" means MI Developments Inc.;

1.1.41
"Nominees" has the meaning attributed to that term in Section 5.1.11(p);

1.1.42
"Parties" means the Purchaser and the Vendor collectively, and "Party" means either of them;

1.1.43
"Pension Plans" has the meaning attributed to that term in Section 5.1.29;

1.1.44
"Permitted Encumbrances" means, in respect of the Business and Purchased Assets of the Vendor:

(a)
liens for Taxes, assessments and charges in favour of any Governmental Authority due and being contested in good faith and diligently by appropriate proceedings, as described in Schedule 1.1.44;

(b)
liens for Taxes, either due and payable or due but for which notice of assessment has not been given;

(c)
undetermined or inchoate liens, charges and privileges incidental to current operations, and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not, at the Closing Time, been filed or registered against the title to the purchased Asset or that relate to obligations not due or delinquent;

  (d)
  security given in the ordinary course of the Vendor's Business to any public utility or Governmental Authority in connection with the operations of the Business, other than security for borrowed money, as described in Schedule 1.1.44; and

  (e)
  any liens or other encumbrances which in the aggregate do not have any material adverse effect on the use and value of the affected asset;

  (f)
  the encumbrances registered on title to the Real Property as described in Schedule 1.1.53;

  (g)
  the personal property security interests described in Schedule 5.1.9.

1.1.45
"Person" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality of the Crown or any other juridical entity;

1.1.46
"Pre-Closing Covenants" has the meaning attributed to that term in Section 7.1;

1.1.47
"Preferred Access Agreement" means the Preferred Access Agreement dated November 1, 2004 between the Vendor and the Purchaser;

1.1.48
"Prepaid Expenses" means prepaid expenses Related to the Business which can be utilized by the Purchaser after the Closing including, without limitation, Taxes and telephone charges, but excluding income, capital and other Taxes which are personal to the Vendor or not incurred in connection with the Business;

1.1.49
"Property Tax Appeal" means the property tax appeal relating to the Real Property filed by the Town of Aurora, details of which are described in Schedule1.1.49;

1.1.50
"Purchased Assets" means all properties, assets and rights of Vendor Related to the Business (other than the Excluded Assets) and includes the following properties, assets and rights:

(a)
Accounts Receivable — the Accounts Receivable;

(b)
Books and Records — all business books and records Related to the Business, including, without limitation, all financial, operating, inventory, legal, personnel, payroll, and customer records and all sales and promotional literature, correspondence and files;

(c)
Buildings — the Buildings;

(d)
Contracts and Equipment Leases — the Contracts and Equipment Leases;

(e)
Fixed Assets — the Fixed Assets;

(f)
Goodwill — the goodwill Related to the Business, including but not limited to customer lists;

(g)
Intellectual Property — the Intellectual Property;

(h)
Inventories — the Inventories;

(i)
Licences — the Licences, other than those that are not transferable at law;

  (j)
  Prepaid Expenses — the Prepaid Expenses;

  (k)
  Real Property — the Real Property;

  (l)
  MEC Art Collection — the MEC Art Collection;

  (m)
  Shares — all of the issued and outstanding shares of 1207302 Ontario Inc.

  (n)
  General — all other rights, properties and assets (other than Excluded Assets), Related to the Business, of any kind, and wherever located;

1.1.51
"Purchaser's Claim" has the meaning attributed to that term in Section 7.2.1;

1.1.52
"Purchase Price" has the meaning attributed to that term in Section 3.1;

1.1.53
"Real Property" means all the freehold lands and premises Related to the Business as described in Schedule 1.1.53;

1.1.54
"Related to the Business" means exclusively or primarily arising out of or related to, or used exclusively or primarily in connection with, the Business or Purchased Assets prior to the Closing Date;

1.1.55
"Survival Period" has the meaning attributed to that term at Section 7.1;

1.1.56
"Tax" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies, excises, deductions, withholdings and other charges of any kind imposed by any Governmental Authority within or outside of Canada, together with all related liabilities, including, without limitation, any interest, penalties, fines, or other additional amounts imposed in connection with them;

1.1.57
"Third Party Claim" has the meaning attributed to that term in Section 7.2.3;

1.1.58
"Vendor's Claim" has the meaning attributed to that term in Section 7.2.2;

1.1.59
"Vendor Employees" means employees of the Vendor employed in the Business as of the date of this Agreement, whose names and material terms of employment (including current wages, salaries or hourly rate of pay and bonus paid or payable to each such employee) are set forth in Schedule 1.1.58; and

1.1.60
"Working Capital" means the values of Accounts Receivable plus Inventories plus Prepaid Expenses less Assumed Liabilities, all as reflected on the report described in Section 3.2.

1.2           Gender and Number

In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.3           Entire Agreement

This Agreement, together with the agreements and other documents to be delivered under this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with that subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that it has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent that it has been reduced to writing and included as a term of this Agreement.

1.4           Article and Section Headings

Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

1.5           Waiver, Amendment

No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by that Party in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided.

1.6           Schedules

The following are the Schedules attached to and incorporated into this Agreement, and are deemed to be a part of this Agreement:

Schedule 1.1.21	—	Equipment Leases
Schedule 1.1.24	—	Financial Statements
Schedule 1.1.36	—	Magna Art Collection
Schedule 1.1.39	—	MEC Art Collection
Schedule 1.1.44	—	Permitted Encumbrances
Schedule 1.1.49	—	Property Tax Appeal
Schedule 1.1.53	—	Real Property
Schedule 1.1.59	—	Vendor Employees
Schedule 5.1.9	—	Personal Property Security Interests
Schedule 5.1.15	—	Transactions Since Balance Sheet Date
Schedule 5.1.16	—	Membership Rights
Schedule 5.1.19	—	Intellectual Property
Schedule 5.1.23	—	Insurance
Schedule 5.1.28	—	Labour Matters
Schedule 5.1.29	—	Pension Plans
Schedule 5.1.30	—	Benefit Plans
Schedule 5.1.35	—	Licences
Schedule 5.1.39	—	Material Contracts and Equipment Leases
Schedule 6.1	—	Purchase Price Allocation
Schedule 8.1.4	—	Asset Lease Agreement
Schedule 8.2.4	—	Licence Agreement

1.7           Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, and shall be treated, in all respects, as an Ontario contract. Each Party to this Agreement irrevocably submits to the jurisdiction of the Courts of Ontario with respect to any matter arising under or relating to this Agreement.

1.8           Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.9           Accounting Terms

All accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with the generally accepted accounting principles ("GAAP") of the Canadian Institute of Chartered Accountants, applied on a consistent basis.

1.10         Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any Governmental Authority including, without limitation, any Environmental Requirements, shall be construed, except as to compliance on the Closing Date, as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

1.11         Best Knowledge

Whenever any assertion of fact in any representation and warranty is said to be made to the best of a Party's knowledge, the attribution of knowledge shall be to the best of the knowledge, information and belief of such party after reviewing all relevant records and having made due and careful inquiries regarding the relevant matter of all relevant senior management of the applicable Party.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1           Purchase and Sale of Purchased Assets

At the Closing Time, the Vendor shall sell, and the Purchaser shall purchase, the Purchased Assets for the Purchase Price as provided in Section 3.1.

2.2           Excluded Assets

For greater certainty, the Excluded Assets shall be specifically excluded from the Purchased Assets. Within fifteen (15) Business Days following the Closing Date, the Vendor shall, at its own expense and at reasonable times on 24 hours prior written notice, remove all tangible Excluded Assets (other than the Magna Art Collection), if any, from the Real Property, and the Purchaser hereby grants the Vendor permission to enter the Real Property for that purpose.

2.3           Assumed Liabilities

The Purchaser shall assume and be responsible for the Accounts Payable, Accrued Liabilities and the liabilities and obligations of the Vendor Relating to the Business due subsequent to the Closing Date under the Contracts, Equipment Leases and Licences (collectively, the "Assumed Liabilities"). The Purchaser shall not be responsible for any Excluded Liabilities.

ARTICLE 3

TRANSFER AND SALE OF ASSETS

3.1           Purchase Price

3.1.1
Subject to the adjustments described in Section 3.3, the purchase price payable for the Purchased Assets (the "Purchase Price") shall be the sum of:

(a)
Fifty million Dollars ($50,000,000) for the Purchased Assets (other than the Working Capital), payable by wire transfer or certified cheque to the Vendor (or as directed by the Vendor); and

(b)
the Working Capital value determined in accordance with Section 3.2, payable by wire transfer or certified cheque to the Vendor (or as directed by the Vendor).

3.2           Working Capital Valuation

On the Closing Date, Vendor shall deliver a report of the Working Capital Related to the Business, as of the month end prior to Closing. The Accounts Receivable shall be valued at their face value.

3.3           Purchase Price Set-Off; Amount of Payment on Closing

3.3.1
On the Closing Date, the value of the Working Capital shown on the report of the Vendor for the previous month ended shall be paid by wire transfer or certified cheque by the Purchaser to the Vendor (or as directed by the Vendor).

3.3.2
The Parties shall, within thirty (30) days of the Closing Date, meet and determine the final value of the Working Capital as of the Closing Date. In the event the final value of the Working Capital is greater or less than the amount paid for them on the Closing Date, the difference shall promptly be paid by the Purchaser to the Vendor or by the Vendor to the Purchaser, to reflect the aggregate value as of the Closing Date, as the case may be.

3.3.3
The Purchaser shall, on the Closing Date, deliver to the Vendor a statement indicating all amounts owing by the Vendor and its affiliates to Purchaser and its affiliates and Purchaser shall be entitled to set-off such amounts against the Purchase Price described in Section 3.1.1(a).

3.3.4
The annual access fee paid by the Purchaser in respect of 2006 shall be pro rated such that the portion thereof attributable to the period from the Closing Date to December 31, 2006, together with the GST previously paid by the Purchaser thereon, shall be set-off by the Purchaser against the Purchase Price described in Section 3.1.1(a).

3.3.5
The Purchaser may set-off the MEC Access Fee against the Working Capital adjustment described in Section 3.3.2, to the extent that the final value of the Working Capital exceeds the amount determined pursuant to Section 3.2, or, if such amount is less, Purchaser may set-off the MEC Access Fee against the Purchase Price described in Section 3.1.1(a).

3.3.6
On the Closing Date, the cash amount described in section 3.1.1(a), as set-off pursuant to this Section 3.3, shall be paid by wire transfer or certified cheque by the Purchaser to the Vendor (or as directed by the Vendor).

ARTICLE 4

NON-ASSIGNABLE CONTRACTS

4.1           Non-Assignable Contracts

4.1.1
This Agreement and any document delivered under this Agreement shall not constitute an assignment or an attempted assignment of any Contract, Equipment Lease or Licence contemplated to be assigned to the Purchaser under this Agreement:

(a)
which is not assignable without the consent of a third party, if such consent has not been obtained and an assignment or attempted assignment would constitute a breach of that Contract, Equipment Lease or Licence; or

(b)
in respect of which the remedies for the enforcement of that Contract, Equipment Lease or Licence available to the Vendor would not pass to the Purchaser.

4.1.2
Each Party shall make reasonable best efforts to obtain all necessary consents of third parties for the assignment of the Contracts, the Equipment Leases and the Licences, except that the Vendor shall not be obliged to make any payments to those third parties in addition to those required to be made under those Contracts, Equipment Leases or Licences in order to obtain consents, unless the Purchaser reimburses the Vendor for those payments at the time that they are made. To the extent that any of the Contracts, Equipment Leases or Licences are not assignable by their terms, or where consents to their assignment cannot be obtained as provided in this Section 4.1, they shall be held by the Vendor in trust for the Purchaser, and shall be performed by the Purchaser in the name of the Vendor, and all benefits and obligations existing under them shall be for the account of the Purchaser. The Vendor shall take or cause to be taken such action in its name or otherwise as the Purchaser may reasonably require so as to provide the Purchaser with the benefits of those Contracts, Equipment Leases or Licences and to effect collection of money to become due and payable under them, and the Vendor shall promptly pay over to the Purchaser all money received by the Vendor in respect of them. Upon the Closing, the Vendor and the Purchaser shall execute and deliver a general assignment of Contracts, Equipment Leases and Licences, respectively, under which the Vendor shall authorize the Purchaser, at the Purchaser's expense, to perform all of the obligations under them, and constitute the Purchaser its attorney to act in the name of the Vendor with respect to them, and the Purchaser shall agree to assume those obligations.

4.1.3
Nothing in this Section 4.1 shall limit the effect of Subsection 8.2.6 regarding consents to assignments.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as follows:

5.1.1
Organization and Good Standing — Each of the Vendor and MID is a corporation duly incorporated, organized and validly existing and in good standing under the laws of Ontario.

5.1.2
Bankruptcy, etc. — No bankruptcy, insolvency or receivership proceedings have been instituted or are pending, or are, to the best of the Vendor's knowledge, threatened, against the Vendor, and the Vendor is able to satisfy its liabilities as they become due.

5.1.3
Capacity to Carry on Business — The Vendor has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently owned and carried on by it, and the Vendor is duly licensed, registered and qualified as a corporation to do business, and is in good standing as necessary, in each jurisdiction in which the Business is carried on.

5.1.4
Due Authorization, etc. — The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor.

5.1.5
Absence of Conflicting Agreements — The Vendor is not a party to, bound or affected by, or subject to, any indenture, mortgage, lease, agreement, obligation, instrument, arbitration award, charter or by-law provisions, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which any default would occur or an encumbrance would be created as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement, and which would have a material adverse effect on the Purchased Assets or the Business.

5.1.6
Enforceability of Obligations — This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws generally affecting enforceability of creditors' rights, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

5.1.7
Business in Compliance with Law — In all material respects, the operations of the Business have been and are now conducted in compliance with all applicable laws, other than as may be disclosed on a Schedule, and the Vendor has not received any notice of any alleged material breach of any such laws.

5.1.8
Purchased Assets — Except for the Excluded Assets, the Purchased Assets comprise all the assets, property and undertaking necessary to carry on the Business. All Buildings and Fixed Assets are in good condition, repair and working order, reasonable wear and tear excepted, and have been properly and regularly maintained.

5.1.9
Title to Assets — Except for the Permitted Encumbrances, and except as described in Section 5.1.11(p), the Vendor is the absolute legal and beneficial owner of the Purchased Assets, with good and marketable title, free and clear of any title defects, mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, encumbrances or rights or claims of others of any kind.

5.1.10
Location of Purchased Assets — All the Purchased Assets are located on the Real Property, or only temporarily off site.

5.1.11
Real Property — Schedule 1.1.53 sets out a complete list with full legal description of the Real Property. In addition:

(a)
the conduct of the Business, and the existing ownership, use, maintenance and operation of the Real Property, have materially complied, and do materially comply, with all applicable federal, provincial or municipal laws, regulations, by-laws, official plans or orders of any Governmental Authority including, without limitation, all Environmental Requirements;

(b)
there are no currently outstanding work orders or directions of Governmental Authority requiring any work, repairs, construction or capital expenditures with respect to the Real Property, other than as may be required under the six existing letters of credit held for the benefit of the Town of Aurora (the "Letters of Credit") and to the best of the Vendor's knowledge, no such orders or directions are pending or threatened;

(c)
the Vendor is the absolute beneficial and registered owner of the Real Property, except as described in Section 5.1.11(p) and has good and marketable title thereto in fee simple, free of all encumbrances except for Permitted Encumbrances. Except for the Permitted Encumbrances, and except as disclosed by the registered title or in Schedule 5.1.9, the Real Property is not subject to any rights of way, licences (of occupation or otherwise), easements, agreement or option to purchase, tenancy, rights of first refusal or other contractual rights, encumbrances, covenants, building or use restrictions, restrictions on or lack of access, exceptions, variances, reservations, or any other limitations;

(d)
to the extent that any Permitted Encumbrances contain covenants or obligations by which the Vendor is bound, the Vendor is not in default under such covenants or obligations and has no knowledge of any default of any other party to such Permitted Encumbrance;

(e)
the zoning designations of the Real Property now permits and will permit at the Closing Date the operation of a golf course, other than in respect of the Property Tax Appeal, the Vendor has not made application for a rezoning of the Real Property and the Vendor has no knowledge of any proposed or pending change to any zoning affecting the Real Property;

(f)
save and except for the Property Tax Appeal, details of which are set forth on Schedule 1.1.49, to the best of the Vendor's knowledge, there are no pending or threatened reassessments, special assessments or development charges pertaining to the Real Property and all property taxes have been duly paid or are adequately provided for in the Financial Statements;

  (g)
  to the best of the Vendor's knowledge, the water supply and other utilities serving the Real Property are adequate, the water supplied is potable, and there are no material defects, damage or deficiencies with stormwater, sewage and waste disposal facilities serving the Real Property;

  (h)
  save and except for the Property Tax Appeal, the Vendor has received no notice from any Governmental Authority concerning, and has no knowledge of: (i) the possible widening of streets abutting the Real Property; (ii) any change in the zoning classification of the Real Property; or (iii) any change in the tax assessment of the Real Property, except any change that may result from its severance; nor is there currently pending any action, appeal or complaint to seek either a reduction or increase in the value of the Real Property for real estate tax purposes;

  (i)
  the Vendor has received no written notice from, or on behalf of, any existing insurance carriers, nor, to the best of the Vendor's knowledge, is there any indication that: (i) insurance rates will be increased as a result of any event, occurrence, condition or change relating to the Real Property (except as arising out of the normal day-to-day operation, maintenance and use of the Real Property); (ii) there will be no renewal of the existing policies covering the Real Property; or (iii) alterations in the improvements on the Real Property are required;

  (j)
  the Vendor has had no boundary or water drainage disputes with the owner of any property adjacent to the Real Property, nor, to the best of the Vendor's knowledge, does the Real Property encroach upon, or is encroached upon, by land owned by third parties;

  (k)
  the Buildings are not insulated with urea formaldehyde foam insulation nor, to the best of the Vendor's knowledge, are there any asbestos containing materials located on the Real Property, or any similarly hazardous type of insulation, nor do the Buildings contain any aluminium wiring;

  (l)
  the Real Property enjoys direct access to a public highway;

  (m)
  the Vendor is in good standing, and has complied in all material respects with all of its obligations, under any site plan agreement, subdivision agreement or development agreement registered against the Real Property, and the Vendor has paid all charges and provided all security required under any site plan agreement, subdivision agreement or development agreement;

  (n)
  all local improvements for the Real Property have been paid for by the Vendor;

  (o)
  the Buildings have been constructed in accordance with all applicable laws, bylaws and regulations;

  (p)
  1207302 Ontario Inc., a wholly-owned (direct or indirect) subsidiary of the Vendor, is the registered owner of that portion of the Real Property being Blocks 1, 3 and 14, Plan 65M-3436 as trustee for and on behalf of the Vendor as beneficial owner. 690346 Ontario Inc., a wholly-owned (direct or indirect) subsidiary of the Vendor, is the registered owner of that portion of the Real Property being Block 5, Plan 65M-3436 as trustee for and on behalf of the Vendor as beneficial owner. 1207309 Ontario Inc., a wholly-owned (direct or indirect) subsidiary of MID, is the registered owner of that portion of the Real Property being Blocks 2, 4 and 13, Plan 65M-3436 as trustee for and on behalf of MID as beneficial owner. In this Agreement 1207302 Ontario Inc., 690346 Ontario Inc. and 1207309 Ontario Inc. are sometimes collectively referred to as the "Nominees"; and

  (q)
  there are no matters affecting the right, title and interest of the Vendor in and to the Real Property, which in the aggregate would materially and adversely affect the ability to carry on the Business upon the Real Property substantially in the manner in which the Business is currently being carried on upon the Real Property.

5.1.12
Leased Property — The Vendors are not a party to any lease or agreement to lease or sublease in respect of any real property whether as lessor or lessee or sublessor or sublessee.

5.1.13
Financial Statements — The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period and present fairly: (a) all of the assets, liabilities and financial position of the Business as at July 31, 2006, and (b) the sales, earnings, results of operations and changes in financial position of the Business for the seven month period ended July 31, 2006.

5.1.14
Absence of Changes — Since the date of the Balance Sheet, there has not been:

(a)
any material change in the financial condition, operations or prospects of the Business or the Purchased Assets other than changes in the ordinary and usual course of business, none of which has been materially adverse;

(b)
any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of the Business; or

(c)
any material level of change in the Inventories.

5.1.15
Absence of Unusual Transactions — Since the date of the Balance Sheet, in respect of the Business, the Vendor has not:

(a)
transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

(b)
incurred or assumed any obligation or liability (fixed or contingent), except those listed in Schedule 5.1.15 and except unsecured current obligations and liabilities incurred in the ordinary and usual course of business;

(c)
discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary and usual course of business;

(d)
suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or the Business;

(e)
granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of personnel which it employs in the Business, or changed the terms of employment for any employee except in the ordinary course of business and consistent with past practice;

(f)
hired or dismissed any senior employees;

(g)
except as disclosed in the Schedule 1.1.44, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or

(h)
authorized, agreed or otherwise become committed to do any of the foregoing.

5.1.16
Membership Rights — Schedule 5.1.16 sets forth the current forms of membership application, agreement and rules for members of the Magna Golf Club and, except as set forth on such Schedule, other than members nominated by the Purchaser pursuant to the Preferred Access Agreement, there are no arrangements with any members that are inconsistent with the terms of such membership application, agreement or rules.

5.1.17
Inventories — The Inventories are in good and merchantable condition and are usable or saleable in the ordinary course of the Business for the purposes for which they are intended.

5.1.18
Accounts Receivable — All accounts receivable, trade accounts, bills receivable and book debts and other debts due or accruing to the Vendor in connection with the Business are bona fide and good and subject to an allowance for doubtful accounts taken in accordance with GAAP are collectible without setoff, defence or counterclaim.

5.1.19
Intellectual Property — All Intellectual Property is listed in Schedule 5.1.19, and is valid and subsisting and is in good standing free and clear of all security interests, claims, liens, objections and infringements of every nature and kind and all registrations therefor have been kept renewed and are in full force and effect. Except for Intellectual Property which is licensed from third parties, the Vendor owns all the Intellectual Property with good and marketable title. The operations of the Business, the manufacture, storage, use and sale by it of any products and the provision by it of its services do not involve infringements or claimed infringement of any patent, trade-mark, trade name or copyright. No employee of the Vendor owns, directly or indirectly in whole or in part, any patent, trade-mark, trade name, brand name, copyright, invention, process, know-how, formula or trade secret which the Vendor is presently using in connection with the operation of the Business, or the use of which is necessary for the Business.

5.1.20
Guarantees and Indebtedness — The Vendor is not a party to, or bound by, any guarantee, indemnification, surety or similar obligation in respect of the Business or the Purchased Assets.

5.1.21
No Options — No Person other than the Purchaser has any agreement or option, or any right capable of becoming an agreement or option, for the purchase from the Vendor of any of the Business or Purchased Assets, other than in the ordinary course of the Business.

5.1.22
Expropriation — No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding been given or commenced in respect of the Purchased Assets, nor, to the best of the Vendor's knowledge, has any Governmental Authority indicated any intent to give such a notice or commence any such proceedings.

5.1.23
Insurance — The Vendor maintains all policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Purchased Assets, in the amounts, and against the risks, as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect, and will continue to be so until the Closing Date; there is no default, whether as to the payment of premium or otherwise, under the terms of any policy, nor has the Vendor failed to give any notice or present any claim under any insurance policy in due and timely fashion. Schedule 5.1.23 sets out all insurance policies, specifying the insurer, amount and type of insurance, maintained by the Vendor on the Business and the Purchased Assets, as well as any claims under those policies.

5.1.24
Liabilities — There are no liabilities of the Vendor, whether or not accrued, and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date, other than those described in Section 2.3.

5.1.25
Employee Contracts — The Vendor is not bound by any collective agreement with any trade union or association. The Vendor is not a party to any written contracts of employment with any of its Vendor Employees, or any oral contracts of employment, which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law, and no inducements to accept employment with the Vendor were offered to any Vendor Employees which have the effect of increasing the period of notice of termination to which any of them is entitled.

5.1.26
Employment Payments by the Vendor to Date of Agreement — The Vendor has paid, to the date of this Agreement, all amounts payable on account of salary, bonus payments and commission (other than outstanding liabilities for wages and accrued vacation pay owing to Vendor Employees, which shall be paid by the Vendor following the Closing Date in the ordinary course) to, or on behalf of, all Vendor Employees of the Vendor.

5.1.27
Taxes — The Vendor has filed all required federal, provincial, state, municipal and other Tax returns in respect of the Business and the Purchased Assets, and all Taxes due and payable or collected in respect of the Business or any of the Purchased Assets have been paid, accrued, or are being contested in good faith. The Vendor has deducted and remitted to the relevant Governmental Authority all income taxes, unemployment insurance contributions, Canada Pension Plan contributions, Ontario employer health tax remittances and all other Taxes, deductions or amounts which it is required by statute or contract to remit to any Governmental Authority in connection with the Business.

5.1.28
Labour Matters — Except as set out in Schedule 5.1.28:

(a)
there is no unfair labour practice complaint under the Ontario Labour Relations Act related to the Business ongoing, or, to the best of the Vendor's knowledge, pending or contemplated before any labour tribunal or similar agency;

(b)
to the knowledge of the Vendor, there are no threatened or apparent organizing activities involving employees of the Business and there is no labour strike threatened against, or involving, the Business;

(c)
there is no certification application outstanding respecting the Vendor Employees;

(d)
there is no grievance or arbitration proceeding of any Governmental Authority relating to the Vendor Employees pending, nor is there any such proceeding threatened against the Vendor, which might have a material adverse affect on the Business or on the conduct of the Business;

(e)
no collective agreement is currently being negotiated by the Vendor in respect of the Business;

(f)
there are no Vendor Employees of the Vendor in receipt of, or who have claimed benefits under, any weekly indemnity, long term disability or Workers' Compensation plan or arrangement or any other form of disability benefit program.

5.1.29
Pension Plans — All pension plans maintained by the Vendor for the Vendor Employees (the "Pension Plans") are set out and described in Schedule 5.1.29, and the Vendor is not in default of any of its obligations under the Pension Plans.

5.1.30
Benefit Plans — The Vendor is not a party to any management agreement, pay equity plan, vacation or vacation pay policy, employee insurance, hospital or medical expense program or pension, retirement, profit sharing, stock bonus or other employee benefit program or arrangement, or to any executive or key personnel incentive or other special compensation arrangement, or to other contracts or agreements with or with respect to Vendor Employees, other than the Pension Plan, and those set out and described in Schedule 5.1.30 (the "Benefit Plans"). All obligations under the Benefit Plans have been satisfied and there are no outstanding defaults or violations thereunder by the Vendor.

5.1.31
Litigation — There is not presently outstanding any judgment, decree, injunction, rule or order of any Governmental Authority which may materially affect title to the Purchased Assets, or have a material effect (i) on the ability of the Purchaser to carry on the Business, or (ii) on the ability of the Vendor to complete the transactions contemplated by this Agreement.

5.1.32
Environmental Matters — Without limiting the generality of any other representation or warranty in this Agreement, in connection only with the Business and the Purchased Assets:

(a)
the Vendor has at all times imported, received, manufactured, produced, processed, treated, handled, used, stored, labelled, sold, transported, shipped and disposed of all Hazardous Materials in material compliance with all applicable Environmental Requirements;

(b)
other than in material compliance with Environmental Requirements, the Vendor has not released into the natural environment, or discharged, added to, deposited, placed or otherwise disposed of any Hazardous Materials at, on, or near the Real Property as a result of the conduct of the Business;

(c)
the Real Property has neither been used by the Vendor as a landfill or waste disposal site, nor, to the best of the Vendor's knowledge, has the Real Property been used at any time by any Person as a landfill or waste disposal site;

(d)
there are no adverse conditions caused by any Hazardous Materials or any matters which are the subject of Environmental Requirements which, directly or indirectly, relate to, or may materially affect, any use of the Real Property;

(e)
there are no underground or surface storage tanks on the Real Property, other than as set forth in the environmental inspection report dated September 28, 2005 (the "Internal Environmental Audit");

(f)
there are no orders, decisions or directions relating to Environmental Requirements applicable to the Real Property or the Business that are still in full force and effect, other than as set forth in the environmental action plan activity report dated April 11, 2006 (the "EAP Activity Report"). The Vendor has neither received any written notice, nor is aware of any facts which could give rise to any notice, that any such orders will be issued against the Business or the Purchased Assets in the near future;

(g)
the Vendor has made all required reports relating to the Real Property under Environmental Requirements;

(h)
there have been no investigations by any Governmental Authority relating to the Real Property or the Business, and no prosecutions of the Vendor relating to the Real Property or the Business for non-compliance with any Environmental Requirements, and no convictions, settlements or other disposition of such investigations or prosecutions short of conviction;

(i)
the Vendor has received no written notice, nor is it aware of any facts which could give rise to any notice, that the Vendor is potentially responsible for the clean up of the Real Property or other corrective action under any Environmental Requirements, other than in respect of the 2004 sanitary and stormwater sampling results or as may be otherwise disclosed in the EAP Activity Report;

  (j)
  the Vendor has never conducted an audit concerning any environmental or health and safety matters relating to the Real Property or the Business, other than the Internal Environmental Audit and the Phase I environmental site assessment and environmental compliance audit conducted August 19, 2002 by Environmental Resources Management. For the purposes of this subsection, "audit" shall mean any inspection, investigation, assessment, study or test performed at the request of, or on the behalf of, a Governmental Authority, including, without limitation, a member of a joint health and safety committee, but does not include normal or routine inspections, assessments, studies or tests which do not relate to a threatened or pending charge, order, revocation of any Licence, or any work stoppage issues;

  (k)
  all the Vendor's environmental, occupational health and safety, and transportation operating records and reports relating to the Business and the Real Property, including all monitoring or reporting records, have been maintained in accordance with all applicable Environmental Requirements;

  (l)
  there have been no health or safety occurrences affecting the Real Property or the Business, including, without limitation, the presence of any industrial disease or any long term occupational illness in the workplace or among any of its Vendor Employees, which could or did result in an action or claim against the Vendor by any of its employees, former employees or their respective dependants, heirs or legal personal representatives or under any applicable insurance programs, workers' compensation laws or other Environmental Requirements.

5.1.33
Health and Safety — The business premises located on the Real Property are in compliance with applicable sanitation, health and safety legislation and regulations and are not subject to any orders or directions of a sanitation or occupational health and safety authority or similar body.

5.1.34
Consents — There are no consents, authorizations, licences, franchise agreements, permits, approvals or orders of any person or Governmental Authority required to permit the Vendor to complete the transactions contemplated by this Agreement, except for consents required for the assignment of any Contracts or Equipment Leases.

5.1.35
Licences — All Licences which are necessary for the conduct, ownership and operation of the Business and the Purchased Assets have been obtained by the Vendor are in full force and effect, and are set out in Schedule 5.1.35. There have been no violations of the terms of any such Licence, and no proceedings are pending or threatened to revoke or limit any such Licence.

5.1.36
Residence — Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

5.1.37
GST Registration — The Vendor is a registrant for the purposes of GST and its registration number is 86772 6150 RT 0001.

5.1.38
Rights, Privileges etc. — There are no material rights, privileges or advantages presently enjoyed by the Business which might be lost as a result of the consummation of the transactions contemplated under this Agreement.

5.1.39
Material Contracts — Except for the Contracts and the Equipment Leases disclosed in Schedule 5.1.39, the Vendor is not a party to or bound by any material Contract, Equipment Lease or commitment relating to the Business, whether oral or written. The Contracts and Equipment Leases disclosed in Schedule 5.1.39 are all in good standing and in full force and effect, unamended, and no material default or breach exists in respect of any of them, nor, to the best of the Vendor's knowledge, is any third party in default or breach under them, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a material default or breach of any of them.

5.1.40
Disclosure — None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Purchased Assets seeking full information concerning the matters which are the subject of those representations, warranties and statements.

5.2           Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor as follows:

5.2.1
Organization and Good Standing — The Purchaser is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Ontario.

5.2.2
Bankruptcy, etc. — No bankruptcy, insolvency or receivership proceedings have been instituted or are pending or, to the Purchaser's knowledge, are threatened against the Purchaser, and the Purchaser is able to satisfy its liabilities as they become due.

5.2.3
Due Authorization, etc. — The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser.

5.2.4
Absence of Conflicting Agreements — The Purchaser is not a party to, bound or affected by, or subject to, any indenture, mortgage, lease, agreement, instrument, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of, this Agreement or the consummation of any of the transactions contemplated by this Agreement, and which would have a material adverse effect on the Purchased Assets or the Business.

5.2.5
Enforceability of Obligations — This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws generally affecting enforceability of creditors' rights, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

5.2.6
GST Registration — The Purchaser is a registrant for purposes of GST. The Purchaser's GST registration number is 12330759 RT 0002.

5.2.7
Consents — There are no consents, authorizations, licences, franchise agreements, permits, approvals or orders of any person or Governmental Authority required to permit the Purchaser to complete the transactions contemplated by this Agreement.

5.3           Commission

Each Party represents and warrants to the other Party that no Person engaged by it is entitled to a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated by this Agreement.

5.4           Non-Waiver

No investigations made by or on behalf of either of the Parties shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

ARTICLE 6

CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

6.1           Allocation of Purchase Price and Tax Returns

The Parties agree to allocate the Purchase Price among the Purchased Assets in the manner set out in Schedule 6.1; provided that if the Purchase Price is adjusted pursuant to Section 3.3.2, the amount of the adjustment required shall, if such amount cannot be reasonably allocated to a particular asset, be allocated on a pro rata basis among the various categories of assets listed on Schedule 6.1. The Parties agree to cooperate in the filing of elections under the Income Tax Act (Canada), the Corporations Tax Act (Ontario), and any other applicable Taxation statutes, as may be necessary or desirable to give effect to that allocation. In addition, the Parties agree to prepare and file their respective Tax returns in a manner consistent with those allocations and elections. If any Party fails to file any Tax return in the agreed manner, it shall indemnify and save harmless the other Party in accordance with Article 7 in respect of any additional Tax, interest, penalty, or legal or accounting costs paid or incurred by the other Party as a result of that failure to file.

6.2           Transfer Taxes

Subject to Section 6.3 and Section 11.5, the Purchaser shall be liable for, and shall pay on the due date, all sales and value added Taxes and all registration charges that are transfer fees or Taxes, properly payable upon and in connection with the sale and transfer of the Real Property and the Purchased Assets pursuant to this Agreement, (but specifically excluding any Taxes based on the net income of the Parties).

6.3           GST and Accounts Receivable

6.3.1
The Parties each shall elect jointly pursuant to the provisions of subsection 167(1) of the Excise Tax Act (Canada) by completing at or prior to the Closing all prescribed forms and related documents in the prescribed manner, so that for purposes of the Excise Tax Act (Canada), no GST is payable in respect of the purchase and sale of the Purchased Assets. The Purchaser shall file the joint election in the manner and within the time limits prescribed under the Excise Tax Act (Canada) and shall provide the Vendor with written confirmation of that filing.

6.3.2
The Purchaser and the Vendor agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable and other assets described in Section 22 of the Income Tax Act (Canada) and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 6.1 as the consideration paid by the Purchaser therefor.

6.4           Employees

6.4.1
The Purchaser shall extend offers of employment on or before December 31, 2006 to those Vendor Employees employed as of such date, to be effective January 1, 2007. The Purchaser shall offer employment to the Vendor Employees on substantially the same terms and conditions of employment as are in effect on December 31, 2006.

6.4.2
The Parties acknowledge that the Purchaser shall be, under applicable law, a successor employer of the Vendor Employees following the Closing Date, and the Purchaser shall recognize the terms and conditions of their employment, including years of previous employment with the Vendor and its predecessors.

6.4.3
Notwithstanding any provision herein, the Purchaser shall be liable for the payment of all legal obligations relating to the termination of employment of all Vendor Employees following the Closing Date, regardless of whether (i) such employee's employment is terminated before or after December 31, 2006, and (ii) he or she accepts or refuses the Purchaser's offer of employment. The Purchaser's liability shall extend to all amounts required either by statute or at common law to be paid to all such employees including pay in lieu of notice, termination pay, severance pay, vacation pay and all other outstanding amounts.

6.4.4
The Vendor shall bear and discharge any and all liability up to the Closing Date for wages or other employee benefits or claims, including vacation pay, in respect of all of its Vendor Employees.

6.4.5
During the period between the Closing Date and December 31, 2006, (i) the Vendor Employees shall remain employees of the Vendor; (ii) Vendor shall continue paying salaries and benefits to Vendor Employees and making all required statutory deductions on behalf of such employees; and (iii) Purchaser shall reimburse Vendor monthly for all amounts paid by Vendor pursuant to subsection (ii) above and all operating costs incurred by Vendor in relation to processing such payments and related payroll administration activities (which costs shall be provided in a monthly statement by Vendor to Purchaser). Notwithstanding the foregoing, the Purchaser may set-off (a) amounts due and payable by the Vendor to the Purchaser in respect of rent and related charges for Vendor's offices, against (b) amounts due and payable under this Section 6.4.5.

6.5           Limited Access for Vendor

The Parties agree that, in consideration for the sum of $250,000 payable by Vendor to Purchaser on Closing (the "MEC Access Fee"), a maximum of 10 directors and executive officers (the "Access Persons") of Magna Entertainment Corp. ("MEC"), the parent company of the Vendor, shall be able to continue to use, from time to time during regular operating hours of the Magna Golf Club, for business purposes and without payment of membership dues, the clubhouse, meeting rooms and dining facilities of the Magna Golf Club provided that:

  (a)
  MEC shall designate the Access Persons from time to time by way of written notice to the Purchaser;

  (b)
  for the balance of 2006, the Access Persons shall pay within 30 days of the Closing Date, the pro rated portion of the annual fees of the Magna Golf Club at the club's applicable regular rate (plus GST);

  (c)
  the Access Persons shall pay on January 1 of each year, the annual fees of the Magna Golf Club at the Purchaser's applicable regular rate (plus GST);

  (d)
  all other applicable fees and charges, excluding only membership fees, but including without limitation, green fees, as well as charges for meeting rooms (if any), suites and restaurant, pro shop and other goods and services, shall be billed monthly to the user at the Purchaser's regular rates, without any discount or surcharge;

  (e)
  the Access Persons shall be subject to all of the membership rules of the Magna Golf Club, as amended from time to time, and access to the facilities at the Magna Golf Club shall be on the same basis as other members of thereof (including with respect to guest privileges);

  (f)
  the rights under this Section 6.5 are non-transferable rights accruing for the benefit of the Vendor's parent company and not for the personal benefit of the Access Persons. To the extent an Access Person ceases to be a director or executive officer of MEC, such person will cease to be an Access Person;

  (g)
  the Purchaser reserves the right to close the Magna Golf Club, terminate its operation and accordingly terminate any rights under this Section 6.5, in the Purchaser's discretion; and

  (h)
  the rights of any Access Persons shall terminate on the earlier of (i) 11:59 p.m. on the fifth anniversary of this Agreement, (ii) in the circumstances described in Section 6.5(g), or (iii) the date that MEC ceases to be controlled, directly or indirectly, by the Stronach Trust, provided however, that nothing in this Section 6.5(h) shall preclude the Purchaser or the Magna Golf Club from seeking payment after such time of any amounts which remain unpaid by any Access Persons. In the event the rights under this Section 6.5 terminate pursuant to clause 6.5(h)(ii) or (iii) prior to the second anniversary of this Agreement, the Purchaser shall refund to the Vendor a portion of the MEC Access Fee, pro rated for the period from the date of termination to the second anniversary of this Agreement.

6.6           Operation of the Magna Golf Club

Purchaser will operate the Magna Golf Club in accordance with the membership rules and rules of play thereof, provided that nothing contained herein will limit the Purchaser's right to amend or vary such membership rules or rules of play in accordance with their respective terms.

6.7           Delivery of Books and Records

Upon the request of the Purchaser, the Vendor shall deliver to the Purchaser the following documents Related to the Business: (i) advertising, promotional and marketing materials; (ii) files relating to the Purchased Assets, including, without limitation, the maintenance records for each item of equipment or machinery included in the Purchased Assets; and (iii) files relating to the Real Property. The Purchaser shall preserve the documents, books and records delivered to it for a period of six years from the Closing Date, or for the period required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access to those books and records in connection with any Tax, workers' compensation, or litigation matters in which the Vendor is involved. The Vendor agrees that it will preserve the documents, books and records which are not delivered to the Purchaser for a period of six years from the Closing Date, or for the period required by applicable law, and will permit the Purchaser or its authorized representatives reasonable access to those books and records in connection with any Tax, workers' compensation or litigation matters in which the Purchaser is involved.

6.8           Actions to Satisfy Closing Conditions

Each Party agrees to take all possible actions, and to use its best efforts to cause other actions to be taken, so as to ensure compliance with any conditions set out in Article 8 which are for the benefit of the other Party.

6.9           Bulk Sales Act

The Parties waive compliance with the Bulk Sales Act (Ontario) or any other applicable bulk sales legislation in connection with the transfer of the Purchased Assets.

ARTICLE 7

NATURE AND SURVIVAL OF REPRESENTATIONS & WARRANTIES

7.1           Survival and Remedies

7.1.1
General — All of the representations, warranties, covenants and agreements contained in this Agreement, or contained in any certificate or other instrument delivered by or on behalf of either Party pursuant to or in connection with the transactions contemplated by this Agreement, shall be true, correct and complete in all material respects at the Closing Date and shall, subject to Sections 7.1.2 and 7.1.3 below, survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets, and the payment of the Purchase Price.

7.1.2
Survival of Representations, Warranties and Pre-Closing Covenants — All representations and warranties contained in this Agreement, or contained in any certificate or other instrument delivered by or on behalf of either Party pursuant to or in connection with the transactions contemplated by this Agreement, (collectively, the "Closing Date Representations"), as well as the covenants and agreements set out in Article 6 of this Agreement (the "Pre-Closing Covenants") shall survive the Closing Date for the period (the "Survival Period") within which an action in respect of a breach of those Closing Date Representations and Pre-Closing Covenants could be commenced in a court under the provisions of the Limitations Act, 2002 (Ontario), except:

(a)
the representations contained in Sections 5.1.9 and 5.1.21, which shall survive indefinitely; and

(b)
the representations contained in Sections 5.1.27, 5.1.36, 5.1.37 and 5.2.6, which shall survive until the end of the applicable taxation limitation period.

7.1.3
Survival of Other Obligations — For the avoidance of doubt, the covenants and agreements to be performed after the Closing Date contained in Article 3, Article 6 and Article 7, shall survive the Closing Date and be upheld, maintained and/or performed, as applicable, following the Closing Date in accordance with their terms.

7.1.4
Sole Remedy — The indemnification provisions of Section 7.2 shall constitute the sole remedy of the Parties with respect to any and all breaches of any agreement, covenant, representation or warranty made in, or in connection with, this Agreement.

7.2           Indemnification

7.2.1
Indemnification by the Vendor

(a)
The Vendor agrees to indemnify and hold the Purchaser harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including, without limitation, all reasonable legal and accounting fees (a "Loss"), which the Purchaser may incur, suffer or be required to pay, pursuant to any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding that may be made by or asserted against or affect the Purchaser (a "Purchaser's Claim"), arising out of, or in connection with, the following matters:

(i)
a breach by the Vendor of any of its Pre-Closing Covenants or Closing Date Representations, provided that the Purchaser gives notice to the Vendor of the discovery of any such breach within the Survival Period;

(ii)
any bulk sales or similar legislation concerning creditor's rights pertaining to or relating to the Purchased Assets;

(iii)
any and all liability of any nature whatsoever under any Workers' Compensation or similar legislation or regulation in any jurisdiction for the period prior to the Closing Date;

(iv)
all liabilities and obligations related to the Property Tax Appeal and any future appeals for taxation periods up to the Closing Date;

(v)
the Excluded Assets;

(vi)
all Excluded Liabilities;

(vii)
any Employee Amount;

(viii)
any amount payable to or in respect of any Vendor Employee for which the Vendor is responsible under Section 6.4; and

(ix)
save and except for the Permitted Encumbrances, any claim, lien or encumbrance affecting the Vendor's title to the Purchased Assets.

    Notwithstanding the provisions of Section 7.2.1(a), above, the Purchaser shall be entitled to be indemnified by the Vendor only in the event the aggregate amount of all Purchaser's Claims exceeds $50,000.00.

7.2.2
Indemnification by Purchaser

(a)
The Purchaser agrees to indemnify and hold the Vendor harmless against and in respect of any Loss which the Vendor may incur, suffer or be required to pay, pursuant to any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding that may be made by or asserted against or affect the Vendor (a "Vendor's Claim"), in connection with the following matters:

(i)
a breach by the Purchaser of any of its Closing Date Representations or Pre-Closing Covenants, provided that the Vendor gives notice to the Purchaser of the discovery of any such breach within the Survival Period; and

(ii)
the Assumed Liabilities.

(b)
Notwithstanding the provisions of Section 7.2.2(a), above, the Vendor shall be entitled to be indemnified by Purchaser only in the event the aggregate amount of all Vendor's Claims exceeds $50,000.00.

7.2.3
Claims by Third Parties

(a)
For the purposes of this Section 7.2.3, "Third Party Claim" means any demand which has been made by or on behalf of any Person other than a Party and which, if maintained or enforced, might result in a Loss.

(b)
Upon receipt of notice of any Third Party Claim in respect of which the Purchaser proposes to demand indemnification from the Vendor, the Purchaser shall give notice to that effect to the Vendor.

(c)
The Vendor shall have the right, exercisable by giving notice to the Purchaser not later than 30 days after receipt of the notice described in Subsection 7.2.3(b), to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that:

(i)
the Vendor shall first deliver to the Purchaser its written consent to be joined as a party to any action or proceeding; and

(ii)
the Vendor shall, at the request of the Purchaser, furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of the Vendor's defence, compromise or settlement.

(d)
Upon the assumption of control by the Vendor, the Vendor shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Vendor's sole expense, including employment of counsel reasonably satisfactory to the Purchaser, and the Purchaser shall co-operate fully, but at the expense of the Vendor, to make available to the Vendor all pertinent information and witnesses under the Purchaser's control, and to make any assignments and take any other steps which, in the opinion of counsel for the Vendor, are necessary to enable the Vendor to conduct a defence.

(e)
The final determination of any Third Party Claim, including any determination of related costs and expenses, shall be binding and conclusive upon the Parties as to the validity of that Third Party Claim against the Vendor.

  (f)
  Should the Vendor fail to give notice to the Purchaser as provided in Subsection 7.2.3(c), the Purchaser shall be entitled to make any settlement of the Third Party Claim it deems, acting reasonably, to be advisable, and that settlement shall be binding upon the Vendor.

7.3           Sole Remedy

The provisions of this Article 7 shall constitute the sole remedy of the Parties with respect to any and all breaches of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO THE PERFORMANCE BY VENDOR AND PURCHASER OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

8.1           Vendor's Conditions

The obligation of the Vendor to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part):

8.1.1
Truth and Accuracy of Representations of the Purchaser at the Closing Time — All of the representations and warranties of the Purchaser made in or under this Agreement, including, without limitation, the representations and warranties made by the Purchaser in Section 5.2, shall be true and correct as at the Closing Time and with the same effect as if made as of the Closing Time (except as those representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement), and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness of the representations and warranties of the Purchaser.

8.1.2
Performance of Obligations — the Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

8.1.3
Receipt of Closing Documentation — All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Assets including, without limitation, assignments (and consents to such assignments, where required), bills of sale, motor vehicle transfers and documentation, and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement, shall be satisfactory to the Vendor and its counsel, acting reasonably, and the Vendor shall have received copies of all such documentation, or other evidence as they may reasonably request, in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions, in form and substance satisfactory to the Vendor and its counsel, acting reasonably.

8.1.4
Closing Documentation — Without limiting the generality of Section 8.1.3, the Vendor shall have received at or before the Closing Time duly executed original copies of the following:

(a)
a certified copy of a resolution of the directors of the Purchaser approving the transactions contemplated by this Agreement;

(b)
a statutory declaration of a senior officer of the Purchaser concerning residence of the Purchaser, and a certificate of a senior officer of the Purchaser as to the matters referred to in Subsection 8.1.1 and confirming that all conditions under this Agreement in favour of the Purchaser have been either fulfilled or waived;

(c)
a certificate of status of the Purchaser;

  (d)
  an election under subsection 167(1) of the Excise Tax Act (Canada) relating to the transfer of the Purchased Assets;

  (e)
  Transfers of Beneficial Interest in the Real Property (also executed by Vendor and MID as the case may be);

  (f)
  An undertaking by the Purchaser to cause the Letters of Credit to be secured by deposits of Purchaser and to provide satisfactory evidence to Vendor that the Letters of Credit are no longer secured by deposits of Vendor within 15 Business Days following Closing;

  (g)
  Nominee/Trust Agreements with each of the Nominees;

  (h)
  an election under section 22 of the Income Tax Act (Canada) relating to the Accounts Receivable; and

  (i)
  a licence agreement substantially in the form attached hereto as Schedule 8.2.4.

8.1.5
Consents, Authorizations and Registrations — All consents, approvals, orders and authorizations of Governmental Authority required in connection with the completion of the transactions contemplated by this Agreement shall have been obtained at or prior to the Closing Time.

8.1.6
Payment of Purchase Price — The Purchase Price, as set-off pursuant to Section 3.3, shall have been tendered and paid to the Vendor.

8.2           Purchaser's Conditions

The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be included for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part):

8.2.1
Truth and Accuracy of Representations of the Vendor at the Closing Time — All of the representations and warranties of the Vendor made in or under this Agreement, including, without limitation, the representations and warranties made by the Vendor in Section 5.1, shall be true and correct as at the Closing Time and with the same effect as if made as of the Closing Time (except as those representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming the truth and correctness of the representations and warranties of the Vendor.

8.2.2
Performance of Obligations — The Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

8.2.3
Receipt of Closing Documentation — All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Assets including, without limitation, assignments of the Licences (and consents to such assignments, where required), bills of sale, motor vehicle transfers and documentation, and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement, shall be satisfactory to the Purchaser and its counsel, acting reasonably, shall have received copies of all such documentation, or other evidence as they may reasonably request, in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions, in form and substance satisfactory to the Purchaser and its counsel acting reasonably.

8.2.4
Closing Documentation — Without limiting the generality of Section 8.2.3, the Purchaser shall have received at or before the Closing Time duly executed original copies of the following:

(a)
a certified copy of a resolution of the directors of the Vendor approving the transactions contemplated by this Agreement;

(b)
a statutory declaration of a senior officer of the Vendor concerning residence of the Vendor and a certificate of a senior officer of the Vendor as to the matters referred to in Subsection 8.2.1 and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived;

(c)
a certificate of status for the Vendor;

(d)
an election under subsection 167(1) of the Excise Tax Act (Canada) relating to the transfer of the Purchased Assets;

(e)
a clearance certificate under section 6 of the Retail Sales Tax Act (Ontario);

(f)
satisfactory evidence that the Vendor has paid all amounts payable under the Bank Austria Agreements or a direction directing the Purchaser to pay that portion of the Purchase Price necessary to obtain discharges of the liens and encumbrances registered by Bank Austria Creditanstalt AG against the assets of the Vendor;

(g)
satisfactory evidence that the two Personal Property Security Act (Ontario) registrations relating to the Bank Austria Agreements, as described in Schedule 5.1.9, have been discharged or an undertaking/indemnity by the Vendor relating to such registrations, in a form satisfactory to counsel for the Purchaser;

(h)
Transfers of Beneficial Interest in the Real Property from Vendor and MID to Purchaser;

(i)
Notices and Directions from Vendor and MID to the Nominees of the Transfers of Beneficial Interest;

(j)
True copies of existing Nominee/Trust Agreements between Vendor and MID and the Nominees;

(k)
Nominee/Trust Agreements from the Nominees in favour of the Purchaser;

(l)
Partial assignment and assumption of the shared facilities and services agreement among the Vendor, MI Developments Inc. and York Region Vacant Land Condominium Corporation No. 1010 dated March 12, 2004;

(m)
an election under section 22 of the Income Tax Act (Canada) relating to the Accounts Receivable;

(n)
a registered transfer of title in favour of Purchaser relating to 454 Stone Road, Aurora, Ontario;

(o)
a certificate of status for MID;

(p)
evidence of the discharge of the claim for lien # LT1605599 in favour of Monte Carlo General Contracting Inc.;

(q)
a direction from Vendor to MID directing the conveyance of Blocks 2, 4 and 13, Plan 65M-3436, Aurora;

  (r)
  a licence agreement substantially in the form attached hereto as Schedule 8.2.4; and

  (s)
  a quit claim transfer from Vendor to Purchaser of any interest in Blocks 2, 4 and 13, Plan 65M-3436, Aurora.

  (t)
  a form for transfer of all issued and outstanding shares in the capital of 1207302 Ontario Inc.

  (u)
  share certificate evidencing the issued and outstanding shares of 1207302 Ontario Inc. in the name of the Vendor, duly endorsed for transfer;

  (v)
  resolution of the directors of 1207302 Ontario Inc. approving the transfer of all the issued and outstanding shares in the capital of 1207302 Ontario Inc. from Vendor to Purchaser; and

  (w)
  a written instrument terminating the Preferred Access Agreement, containing a mutual release of claims thereunder.

8.2.5
Consents to Assignment — All consents or approvals from, or notifications to, any lessor or other third Person required under the terms of any of the Contracts and Licences in connection with the completion of the transactions contemplated by this Agreement shall have been duly obtained or given, as the case may be, on or before the Closing Time.

8.2.6
Consents, Authorizations and Registrations — All consents, approvals, orders and authorizations of Governmental Authority required in connection with the completion of the transactions contemplated by this Agreement, including the transfer of the elevator permit relating to the elevator at the Magna Golf Club, shall have been obtained on or prior to the Closing Time.

8.2.7
Planning Act — If section 50 of the Planning Act (Ontario) applies to the Agreement, that section shall have been complied with so that the conveyance of the Real Property under this Agreement is effective to create in the Purchaser a freehold interest in the Real Property.

8.2.8
No Actions Taken Restricting Sale — No action or proceeding in Canada by law or in equity shall be pending or threatened by any Person or Governmental Authority, to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated under this Agreement.

8.3           Failure to Satisfy Conditions

If any conditions set out in Sections 8.1 or 8.2 is not satisfied on or before the Closing Time, the Party entitled to the benefit of that condition (the "First Party") may terminate this Agreement by notice in writing to the other Party, and in that event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied, and for which the First Party has terminated this Agreement, are reasonably capable of being performed or caused to be performed by the other Party, then the other Party shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, in whole or in part.

8.4           Destruction or Expropriation — Purchased Assets

Up to the Closing Time, all risk of loss or damage by fire or other cause or hazard to the Purchased Assets shall remain with the Vendor and the Vendor shall hold all insurance policies and any proceeds of those policies in trust for the Vendor and the Purchaser. If, prior to the Closing Time, there occurs any destruction or damage by fire or other cause or hazard to any of the Purchased Assets, or if the Purchased Assets or any part of them are expropriated or forcefully taken by any Governmental Authority, or if notice of intention to expropriate a part of the Purchased Assets has been filed in accordance with applicable legislation, then:

8.4.1
where that destruction, damage or expropriation is material, the Purchaser may terminate this Agreement by notice to the Vendor; or

8.4.2
where that destruction, damage or expropriation is not material, the Purchaser must complete the purchase and sale of the Purchased Assets, in which event all insurance proceeds or expropriation proceeds, as the case may be, shall be assigned and/or paid by the Vendor to the Purchaser.

ARTICLE 9

CLOSING ARRANGEMENTS

9.1           Time and Place of Closing

The Closing shall take place at the Closing Time on the Closing Date at the head office of the Purchaser located at 337 Magna Drive, Aurora, ON, or at any other place to which the Parties agree.

9.2           Closing Arrangements

At the Closing Time, upon fulfilment of all the conditions under this Agreement which have not been waived in writing:

9.2.1
Purchase and Sale of Purchased Assets — The Vendor shall sell and the Purchaser shall purchase the Purchased Assets for the Purchase Price.

9.2.2
Delivery of Closing Documents — The Parties shall respectively deliver the Closing Documents.

9.2.3
Actual Possession — The Vendor shall deliver actual possession of the Purchased Assets to the Purchaser.

9.2.4
Registration of Transfers/Deeds — The Purchaser shall have registered the Transfer/Deed of the Real Property.

9.2.5
Payment of Purchase Price — On the fulfilment of all the other terms of this Section 9.2, the Purchaser shall satisfy the Purchase Price as provided in Section 3.1, subject to any set-off thereto as provided in Section 3.3.

9.2.6
Preferred Access Agreement Termination — The Preferred Access Agreement shall terminate.

9.3           Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel, and money may be tendered by official bank draft drawn upon a Canadian chartered bank, or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company.

ARTICLE 10

NOTICES

10.1.1
Any notice, direction or other instrument required or permitted to be given by either Party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, sent by prepaid first class mail, or transmitted by telecopier or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

  (a)
  in the case of a notice to the Purchaser at:
337 Magna Drive Aurora, ON L4G 7K1
Attention:	Chief Financial Officer
Fax No.:	905-726-2595
with a copy to:
337 Magna Drive Aurora, ON L4G 7K1
Attention:	Corporate Secretary
Fax No.:	905-726-2603
  (b)
  in the case of a notice to the Vendor at:
337 Magna Drive Aurora, ON L4G 7K1
Attention:	Chief Financial Officer
Fax No.:	(905) 726-7175
with a copy to:
337 Magna Drive Aurora, ON L4G 7K1
Attention:	Corporate Secretary
Fax No.:	(905) 726-7448
10.1.2
Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was received at such address, or, if sent by mail, shall be deemed to have been received on the fifth day after it was mailed, provided that if either day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following that day. Any notice transmitted by telecopier or other form of electronic communication shall be deemed to have been received on the date of its transmission, provided that if that day is not a Business Day, or if it is received after the end of normal business hours on the date of its transmission at the place of receipt, then it shall be deemed to have been given and received at the opening of business in the office of the recipient on the first Business Day following its transmission. If normal mail service, telex, telecopier or other form of electronic communication is interrupted by strike, slowdown, force majeure or other cause, a notice, direction or other instrument sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall make use of another service which has not been interrupted.

ARTICLE 11

GENERAL

11.1         Expenses

Except as otherwise provided in this Agreement, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring those expenses.

11.2         Time

Time shall be of the essence of this Agreement.

11.3         Assignment/Successors and Assigns

No rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party. Subject to that condition, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.4         Further Assurances

Each Party agrees that upon the written request of the other Party, it will perform, or cause the performance of, all acts, and execute, or cause the expectation of, all further documents, conveyances, deeds, assignments, transfers and the like, as the other Party may from time to time reasonably request in order to complete the transactions contemplated under this Agreement, or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement, and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement, whether before or after the Closing.

11.5         Land Transfer Tax Deferral

The transaction of purchase and sale with respect to the Real Property is being completed by way of transfers of beneficial interest to the Purchaser and utilizing a deferral of Land Transfer Tax. Both before and after closing the Purchaser and the Vendor shall co-operate in completing all requisite filings under the Land Transfer Tax Act with respect to the beneficial transfers, the deferral of land transfer tax and the eventual forgiveness of land transfer tax, including, without limitation, execution and/or delivery of officer's affidavits, applications and reports, certified copies of shareholder registers and ledgers, directors registers and corporate articles and appraisals and valuations of the Real Property, all on a timely basis. Purchaser shall cause its affiliates, and the Vendor shall cause MID and the Nominees (and affiliates of Vendor, MID and Nominees) to co-operate in the manner described in this Section 11.5.

11.6         Public Notices

All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties, and no Party shall act unilaterally in this regard without the prior approval of the other Party (such approval not to be unreasonably withheld), except where required to do so by law or by the applicable regulations or policies of any Governmental Authority or any stock exchange.

11.7         Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

MAGNA INTERNATIONAL INC.
Per:	/s/ DONALD WALKER Title Co-Chief Executive Officer
Per:	/s/ J. BRIAN COLBURN Title EVP, Special Projects and Secretary
MEC HOLDINGS (CANADA) INC.
Per:	/s/ WILLIAM G. FORD Title Secretary
Per:	/s/ MARY LYN SEYMOUR Title V.P. and Controller

GUARANTEE

The undersigned, Magna Entertainment Corp., hereby unconditionally and irrevocably guarantees the obligations of the Vendor under the foregoing Asset Purchase Agreement and all certificates, instruments, agreements and documents delivered in connection therewith.

MAGNA ENTERTAINMENT CORP.
Per:	/s/ WILLIAM G. FORD Title Secretary
Per:	/s/ MARY LYN SEYMOUR Title V.P. and Controller

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TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS
ARTICLE 3 TRANSFER AND SALE OF ASSETS
ARTICLE 4 NON-ASSIGNABLE CONTRACTS
ARTICLE 5 REPRESENTATIONS AND WARRANTIES
ARTICLE 6 CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES
ARTICLE 7 NATURE AND SURVIVAL OF REPRESENTATIONS & WARRANTIES
ARTICLE 8 CONDITIONS PRECEDENT TO THE PERFORMANCE BY VENDOR AND PURCHASER OF THEIR OBLIGATIONS UNDER THIS AGREEMENT
ARTICLE 9 CLOSING ARRANGEMENTS
ARTICLE 10 NOTICES
ARTICLE 11 GENERAL
GUARANTEE